Exhibit 10.35

March 28, 2005

Mark J. Kachur

     Re: Amendment to Termination and Change of Control Agreement

Dear Mark:

     Given current market trends and CUNO’s specific situation, we believe that it would be appropriate to amend the Termination and Change of Control Agreement entered into between you and CUNO as of October 1, 1996 (the “Agreement”), and to provide for the proration of certain benefits payable to you under the Agreement in the event of a termination of your employment with CUNO after the consummation of a sale, either by CUNO without Cause, or by you for Good Reason (as these terms are defined in the Agreement).

     This proration is achieved by adding the following at the end of Section 8 of the Agreement:

“Notwithstanding anything to the contrary, if the Executive’s Date of Termination under this Section 8 occurs at or within thirty-six (36) months prior to November 30, 2008 (the “Retirement Date”), the benefits otherwise provided under paragraph 8(d) shall be eliminated, and the lump sum amount payable under paragraph 8(a)(ii) shall be reduced by multiplying such amount by a fraction, the numerator of which is the number of months remaining until the Retirement Date and the denominator of which is 36, so that such lump sum gradually diminishes to elimination upon the Retirement Date. Likewise, any payments or benefits available to Executive under paragraphs 8(c), 8(e), 8(g) and 8(h) shall be reduced on the same declining basis so that such payments or benefits are eliminated upon the Retirement Date. Notwithstanding anything to the contrary, the provision of reasonable personal tax accounting and financial planning to the Executive after the Executive’s Date of Termination under paragraph 8(f) shall not extend beyond the Retirement Date.”

     In addition, the paragraph 9(f), the definition of “Good Reason”, is amended by adding the following sentence to the end of that paragraph:

     “Furthermore, the failure of the Executive to continue as the Chief Executive Officer and Chairman of the Board of a publicly traded company shall be considered ‘Good Reason’.”

     This letter agreement does not otherwise change the terms and conditions of the Agreement, which, except as set forth in this letter, remains in full force and effect.

     This letter agreement constitutes an amendment to the Agreement pursuant to its Section 12(a), and shall be binding upon CUNO’s successors and assigns. No change to or waiver of any term or condition of this letter or the Agreement will bind CUNO or you, unless it is set forth in a later document that is signed by you and an authorized representative of CUNO. Nothing in this letter shall affect your eligibility for benefits under any employee benefit plan maintained by CUNO, and any right you may have hereunder is in addition to any such benefit.

     Please confirm your agreement with the foregoing by signing and dating the enclosed duplicate copy of this letter and returning that copy to me by March 28, 2005.

Yours very truly, CUNO INCORPORATED
/s/ John A. Tomich

John A. Tomich General Counsel and Secretary

AGREED AND ACCEPTED:

/s/ Mark G. Kachur
Signature